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                                                                  Exhibit 99(ii)

                            TRIGON HEALTHCARE, INC.
                         STOCK OPTION GRANT AGREEMENT

[DATE]

     I am please to inform you that the Trigon Healthcare, Inc. Board of Directors ("the Board") has granted you a non-statutory option to purchase
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shares of Common Stock of Trigon Healthcare, Inc. ("the Company") as described below.

     1.   Amount of Non-Statutory Option. This is a grant of a non-statutory
          ------------------------------
option ("Option") to purchase from the Company _________ shares of Common Stock of the Company ("Company Stock").

     2.   Grant Date and Exercise Price of Option. The Grant Date is
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____________. The exercise price of the Option is $______ per share.

     3.   Entitlement to Exercise the Option. The grant of the Option is subject
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to the following terms and conditions:

          (a) A portion of the Option shall become vested and exercisable as follows:

          Number
          Of Shares    Vesting Date
          ---------    ------------


          (b) The Option may be exercised, in whole or in part, from the dates described in subsection (a) above until the earlier of:

               (i)  ten years and one day following the Grant Date, or

               (ii) 36 months after your death.

          (c) The Option may be exercised only by you or, after your death, by the person to whom your rights under the Option shall have passed by will or by the laws of distribution.

     4.   Payment Under Option. When the Option is exercisable, you may exercise
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the Option in whole or in part, but only with respect to whole shares of Company
Stock. You may
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make payment of the Option exercise price in cash. You can also exercise by means of a "cashless exercise," pursuant to which Company Stock may be issued directly to a designated broker/dealer upon receipt by the Company of the exercise price in cash from such broker/dealer.

     5.   Nontransferability of Option. The Option is not transferable by you
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other than by will, or by the laws of descent and distribution; provided that you may transfer the Option to members of your immediate family or trusts or family partnerships for the benefit of such persons.

     6.   Adjustments. If the number of outstanding shares of Company Stock is
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increased or decreased as a result of a subdivision of consolidation of shares, the payment of a stock dividend, stock split, or any other change in the capitalization effective without receipt of consideration by the Company, the type of stock, the number of shares with respect to which you have an unexercised Option and the Option price shall be appropriately adjusted by the Board, whose determination shall be binding.

     7.   Exercise and Notices. To exercise your Option, you must deliver to the
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Treasurer of the Company or another designated entity, written notice, signed by you, stating the number of shares you have elected to purchase, and deliver payment of the exercise price as described in paragraph 4.

     8.   Delivery of Certificate. The Company may delay delivery of the
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certificate for shares purchased pursuant to the exercise of an Option until (a)
the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (b) receipt of any required representation by you or completion of any registration or other qualification of such shares under state or federal law regulation that the Company's counsel shall determine as necessary or advisable, and (c) receipt by the Company of advice by counsel that all applicable legal requirements have been satisfied. As a condition of exercising the Option, you may be required to execute a customary written indication of your investment intent and such other agreements the Board deems necessary or appropriate to comply with applicable securities laws.

     9.   Acceptance of Option. By signing below, you indicate your acceptance
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of the Option and your agreement to the terms and conditions set forth in this letter, which together with the terms of the Plan, shall become the Company's Stock Option Agreement with you. The Option and its terms shall be subject to interpretation by the Board, whose interpretation shall be final and conclusive. The Board may modify this Option except that your consent is needed for any modification that would impair your rights under the Option.

                                   Trigon Healthcare, Inc.


                                   Thomas G. Snead, Jr.
                                   Chairman of the Board and CEO
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Agreed and Accepted:



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                                             Date